Exhibit 3.390

ARTICLES OF ORGANIZATION FOR

ZEUS ENDEAVORS, LLC,

A FLORIDA LIMITED LIABILITY COMPANY

ARTICLE I

NAME

The name of the Limited Liability Company is ZEUS ENDEAVORS, LLC.

ARTICLE 11

ADDRESS

The mailing address and street address of the principal office of the Limited Liability Company is 152 Lincoln Avenue, Winter Park, Florida 32789.

ARTICLE III

DURATION

The period of duration for the Limited Liability Company shall be perpetual.

ARTICLE IV

MANAGEMENT

The Limited Liability Company is to be managed by its managing member and the name and address of the managing member is:

Alan Cohen	152 Lincoln Avenue
Winter Park, Florida 32789

ARTICLE V

INITIAL REGISTERED OFFICE AND AGENT

The address of the initial Registered Office of the Limited Liability Company is 280 West Canton Avenue, Suite 410, Winter Park, Florida 32789 and the initial Registered Agent at such address is Pohl & Short, P.A.

IN WITNESS WHEREOF, the undersigned managing member affirms that, under penalties of perjury, the facts stated herein are true, and the undersigned managing member has executed these Articles of Organization this 20th day of June, 2000.

/s/ Alan Cohen
Alan Cohen, Managing Member of
ZEUS ENDEAVORS, LLC

2